DRAFT PRESS RELEASE

Lumera Corporation Announces Registered Direct Offering and Preliminary Q2 2008 Results

Bothell, WA, July 15, 2008 - Lumera Corporation (NASDAQ: LMRA) today announced that the Company has entered into definitive agreements with selected institutional investors to sell 4 million shares of its common stock and warrants to purchase an additional 2 million shares through a registered direct offering for net proceeds of approximately $2.8 million, after deducting offering fees and expenses. The Company intends to use the net proceeds from this offering for general corporate purposes, and has raised the funds in order to meet minimum capital requirements under the conditions of the previously announced proposed merger with GigOptix, LLC.

The shares and warrants are being offered pursuant to the Company’s effective shelf registration statement that was previously filed on Form S-3 with the Securities and Exchange Commission. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) acted as the exclusive placement agent for the offering.

For each share of common stock purchased in the offering, the investor will also be issued warrants to purchase 0.50 shares of common stock for a combined issue price of $0.76 per unit, before deducting offering fees and expenses. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants have an exercise price of $0.76 per share, subject to adjustment, have a five year term, and will not be exercisable prior to six months after issuance. The closing of the offering is expected to take place on July 16, 2008, subject to satisfaction of customary closing conditions.

The Company also announced that revenues for second quarter are expected to be approximately $1.5 million, reflecting a 60% increase as compared to second quarter 2007, and a reduction in costs of approximately 30% as compared second quarter 2007, primarily due to the closing of Plexera, for an expected net loss per share of between $0.10 to $0.12.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from Rodman & Renshaw LLC, 1251 Avenue of the Americas, New York, New York 10020, Fax: 212-430-1711.

About Lumera Corporation:

Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. For more information, please visit www.lumera.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our financial results for second quarter 2008, the proposed merger with GigOptix, LLC, market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company’s SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q

CONTACT: (Investor Relations)

Lumera Corporation
Helene F. Jaillet, Ph.D, 425-398-6546
or
(Media)
The Summit Group Communications
Todd Wolfenbarger, 801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation